Exhibit 99.1

TD Banknorth Inc.’s solid fundamentals drive strong first quarter

PORTLAND, Maine—(BUSINESS WIRE)—April 25, 2005—(First Quarter Preliminary Earnings Conference Call at 10:30 a.m. Eastern Time today, April 25, 2005. Dial-in number for USA and Canada is 800 638-5439 and the international dial-in number is 617 614-3945. Passcode for both numbers is 47614076. Replay number for USA and Canada is 888 286-8010. International dial-in number is 617 801-6888. Replay passcode is 17852404. Live webcast and webcast replay available at www.banknorth.com/investorrelations.)

TD Banknorth Inc. (NYSE: BNK) (“TD Banknorth” or “the Company”) today released preliminary earnings for the first quarter of 2005. “We are very pleased with our first quarter results. Our strong fundamentals and our focus on delivering community-based banking continue to drive our performance,” said TD Banknorth Chairman, President and CEO, William J. Ryan.

The results are preliminary because the Company has sought a technical interpretation from the Office of Chief Accountant of the SEC regarding the appropriate method to account for the acquisition of a majority interest in Banknorth Group, Inc. by TD Bank Financial Group (“TD”), which was completed on March 1, 2005. The interpretation sought from the SEC is discussed below and will be discussed on the Company’s conference call at 10:30 a.m. today.

“It is important to note that TD Banknorth’s earnings exclusive of the amortization of identifiable intangible assets will not be materially impacted by the decision one way or the other,” said Mr. Ryan. “Our community-banking model has not changed and we continue to be optimistic about our growth potential for the future.”

As outlined in the proxy statement/prospectus of Banknorth Group, Inc. and TD dated January 11, 2005, the transaction involved two independent but related transactions whereby Banknorth Group, Inc. reincorporated in Delaware via a “migratory” merger of Banknorth Group, Inc. into TD Banknorth, Inc., a newly-formed Delaware subsidiary. Immediately thereafter, TD acquired 51% of the Company by means of merging a newly-formed TD subsidiary into the Company. It is the migratory merger which raises the technical question regarding the accounting for the transaction at the TD Banknorth level. The Company believes that the migratory merger was non-substantive and incidental to the overall transaction and should not result in the transaction being accounted for at fair value. The alternative view is that the migratory merger results in purchase accounting and a stepped-up basis to fair value at the TD Banknorth level. This belief is based in part on the fact that it was not necessary to perform the migratory merger to implement the transaction and that there were other structures available, had the three independent auditors who reviewed the transaction indicated that purchase accounting applied at the TD Banknorth level.

The then auditors of Banknorth Group, Inc., KPMG LLP, and TD’s auditors, PricewaterhouseCoopers LLP and Ernst & Young LLP, reviewed and consented to the proxy statement/prospectus relating to the transaction, which set forth that TD Banknorth’s accounting would remain on a historical basis after TD’s acquisition of a majority interest in TD Banknorth. The proxy statement / prospectus was declared effective by the SEC on January 11th, 2005.

In the course of reviewing TD Banknorth’s first quarter results, one of the two independent accounting firms retained by TD Banknorth to review these results, PricewaterhouseCoopers LLP, raised a new view as to whether purchase accounting should apply to the transaction and therefore whether TD Banknorth should be required to value its assets and liabilities on a fair value basis rather than on a historical basis.

As a result of the above, the Company recently sought an interpretation from the SEC’s Office of Chief Accountant on an expedited basis as to whether historical accounting is appropriate. That review is pending and there can be no assurance that the SEC will agree with the Company’s view.

Should it be determined that purchase accounting is applicable to the transaction, in addition to marking its assets and liabilities to fair value as of the acquisition date, TD Banknorth will be required to recognize approximately $3.0 billion of additional goodwill and to amortize approximately $696 million of additional identifiable intangible assets over their estimated lives on an accelerated basis. The underlying economics of the transaction, however, would not be impacted and there should be little impact on the Company’s cash earnings.

In the event that TD Banknorth is required to use fair value accounting, on a going forward basis the Company will report both GAAP earnings and earnings prior to the amortization of identifiable intangible assets with a reconciliation between the two. This is consistent with how TD reports its earnings.

As disclosed in the proxy statement/prospectus, TD will account for the transaction under the purchase method. TD has confirmed that the potential change in accounting for the transaction by TD Banknorth will have no material impact on TD’s financial statements.

Preliminary TD Banknorth First Quarter Earnings Using Historical Accounting

The following information is based on historical cost accounting and is preliminary in nature because it has not been determined that this is the appropriate manner for TD Banknorth to account for the transaction, as noted above. If purchase accounting is determined to be applicable to the transaction, the information at and for the three months ended March 31, 2005 will change.

The Company’s net income for the first quarter ended March 31, 2005 amounted to $42.3 million, as compared to $90.3 million for the first quarter of 2004. On a per diluted share basis, net income was 23 cents for the first quarter of 2005 versus 54 cents for the same quarter a year ago. The decline in earnings for the quarter was attributable to the Company’s previously-announced balance sheet deleveraging strategy and certain merger and consolidation costs associated with the Company’s transaction with TD.

Exclusive of the after-tax impact of merger and consolidation costs and the Company’s balance sheet deleveraging strategy, earnings for the quarter ended March 31, 2005 were $106.9 million, up 17% as compared to $91.4 million for the first quarter of 2004. Earnings per diluted share for the first quarter of 2005, exclusive of the after-tax impact of merger and consolidation costs and of the Company’s balance sheet deleveraging strategy, were 58 cents versus 55 cents for the same quarter a year ago.

Earnings per diluted share were impacted primarily by two events in the first quarter of 2005. First, the after-tax loss associated with the Company’s previously-announced balance sheet deleveraging strategy of $41.3 million represented 22 cents per diluted share. Second, after-tax merger and consolidation costs of $23.4 million represented an additional 13 cents per diluted share.

The Company also announced that it has completed its previously-announced buyback of 15.3 million shares. At March 31, 2005, the number of shares of common stock outstanding was 173.2 million.

“We were pleased to be able to execute our stock buyback program in the first quarter, said Mr. Ryan. “The buyback represented the most appropriate use of capital and will position us well going forward.”

Net interest income was $253.5 million in the first quarter of 2005, a 16% increase as compared to $217.6 million in the first quarter of 2004.

For the quarter ended March 31, 2005, the Company’s net interest margin improved to 3.95% up from 3.68% for the quarter ended March 31, 2004 and from 3.87% for the quarter ended December 31, 2004. The improvement was due, in large part, to the impact of the balance sheet deleveraging strategies implemented in both the fourth quarter of 2004 and the first quarter of 2005. For the balance of the year, the Company anticipates that the net interest margin will be above 4.00%.

The Company’s provision for loan and lease losses amounted to $2.1 million for the three months ended March 31, 2005, as compared to $9.5 million for the same period in the prior year. “Our consistently strong asset quality, loss experience and migration analysis dictated that we reduce our provision for loan and lease losses this quarter,” said Mr. Ryan. If its recent loss experience continues, the Company anticipates that the amount of the quarterly provisions for loan and lease losses in the remainder of 2005 will be substantially less than the amount of its quarterly provisions in 2004.

Largely as a result of the sale of securities associated with the balance sheet deleveraging strategy, securities available for sale at March 31, 2005 declined to $4.7 billion, down

35% from $7.2 billion at March 31, 2004. As a percent of total assets, securities available for sale declined to 16% at March 31, 2005 from 27% at March 31, 2004.

Average loans and leases increased by 18% for the quarter ended March 31, 2005 compared to the same quarter a year ago, including increases of 34% for residential real estate mortgages (largely due to the acquisition of BostonFed Bancorp, Inc.), 16% for commercial real estate mortgages, 18% for commercial business loans and leases, and 13% for consumer loans and leases. Excluding the impact of acquisitions, average loans and leases for commercial and consumer loans increased 8% for the quarter ended March 31, 2005 as compared to the same period a year ago, while residential real estate mortgages decreased by 3% during the same period.

Average deposits increased by 11% in the three months ended March 31, 2005 as compared to the three months ended March 31, 2004, in large part due to acquisitions. During the three months ended March 31, 2005 average noninterest bearing deposits, principally checking accounts, increased by 21%, average retail money market and NOW accounts increased by 14%, and average regular savings accounts increased by 7% as compared to the three months ended March 31, 2004. Excluding acquisitions, average demand deposits increased 11% and average core deposits (noninterest bearing deposits, retail money market and NOW accounts and regular savings accounts) increased 3% in the three months ended March 31, 2005 as compared to the same period in the prior year.

Noninterest expense increased by 1% for the quarter ended March 31, 2005 as compared to the same period a year ago, excluding acquisitions, merger and consolidation costs, prepayment penalties associated with the Company’s balance sheet deleveraging strategies and the amortization of identifiable intangible assets.

Noninterest income increased 7% in the first quarter of 2005 as compared to the first quarter of 2004, excluding the securities and deleveraging-related losses. This increase was primarily attributable to increases in merchant and electronic banking income of 26%, wealth management services income of 15%, and deposit services income of 8%, all of which more than offset declines in other noninterest income of 4% and investment planning income of 3%. For the quarter ended March 31, 2005, insurance brokerage commissions were essentially flat from the same quarter a year ago.

Although the sale to TD was not predicated on synergies, the Company continues to identify both expense and revenue-related synergies. At this time, the Company has identified potential synergies totalling approximately $7 million in 2005 and $14 million in 2006.

Total nonperforming loans and leases increased to $84.3 million at March 31, 2005 from $77.6 million at December 31, 2004, which included $4.7 million in nonperforming loans from BostonFed Bancorp, Inc. as of January 21, 2005, the date of the Company’s acquisition of BostonFed. Total net charge-offs were $10.1 million for the quarter ended March 31, 2005, down from $10.4 million for the quarter ended December 31, 2004. The ratio of nonperforming loans to total loans and leases remained strong at 0.43% at March 31, 2005.

The Company is a “well capitalized” institution under applicable laws and regulations. At March 31, 2005 the Company’s Tier 1 leverage capital ratio was 6.23%, its tangible equity to tangible assets ratio was 5.12% and its total risk-based capital ratio was 10.26%.

At March 31, 2005 book value per share was $16.95 while tangible book value per share was $7.91. Shareholders’ equity increased by 11% to $2.9 billion at March 31, 2005 as compared to one year ago.

Preliminary TD Banknorth First Quarter Earnings on a Fair Value Basis Using Purchase Accounting

The following information is based on fair value accounting and is preliminary in nature because it has not been determined that this is the appropriate manner for TD Banknorth to account for the transaction, as noted above, and because the adjustments needed for TD Banknorth to adopt the purchase method of accounting for the transaction have not been finalized. Accordingly, if purchase accounting is determined to be applicable to the transaction, the information set forth below could change.

•	The application of fair value accounting would have an impact on the Company’s GAAP earnings, but would have little impact on the Company’s earnings exclusive of the amortization of identifiable intangible assets beyond the second quarter of 2005.

•	As a result of the application of fair value accounting to the transaction, for the three months ended March 31, 2005, net income would decrease by approximately $8.2 million from $42.3 million (23 cents per diluted share) on an historical basis to approximately $34.1 million (18 cents per diluted share) on a fair value basis. This decrease is largely due to an increase in noninterest expense, primarily due to approximately $9.1 million of expense related to the amortization of identifiable intangible assets, and a decrease in other noninterest income of approximately $10.0 million, which would reverse in April 2005.

•	Total assets would increase on a net basis by approximately $3.8 billion from $28.3 billion on an historical basis to approximately $32.1 billion on a fair value basis. The increase is due primarily to the recording of approximately $3.0 billion in additional goodwill and approximately $696 million of additional identifiable intangible assets resulting from the excess of the purchase price paid in the transaction over the fair value of the net assets acquired as of the acquisition date. If it is determined that purchase accounting rules apply to TD Banknorth, the identifiable intangible assets will need to be amortized on an accelerated basis over the estimated life of the assets.

•	Although there would be adjustments to TD Banknorth’s capital accounts and regulatory capital ratios, management believes that each of TD Banknorth and its banking subsidiary would continue to qualify as “well capitalized” institutions under applicable laws and regulations and that its capital ratios will not be materially affected.

•	Management believes that the application of the purchase method of accounting to TD Banknorth would not adversely affect its ability to maintain its quarterly dividend policy.

About TD Banknorth Inc.

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group of Toronto, Canada. At March 31, 2005, the Company provided financial services to over 1.3 million households in the Northeast. TD Banknorth’s banking subsidiary, Banknorth, N.A., operates banking divisions in Connecticut (Banknorth Connecticut); Maine (Peoples Heritage Bank); Massachusetts (Banknorth Massachusetts); New Hampshire (Bank of New Hampshire); New York (Evergreen Bank); and Vermont (Banknorth Vermont). TD Banknorth and Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. TD Banknorth Inc. trades on the New York Stock Exchange under the symbol “BNK”.

This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of charges and expenses related to the consummation of mergers and acquisitions and costs related to the integration of merged entities, as well as the amortization of intangible assets in the case of “cash basis” performance measures. These non-GAAP measures also may exclude other significant gains or losses that are unusual in nature, such as security gains and prepayment penalties. Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited, to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. In addition, acquisitions may result in large one-time charges to income, may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated and may result in unforeseen integration difficulties. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company, including information which could affect the Company’s forward-looking statements. The forward-looking statements in this press release speak only as of the date of the press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

For more information:
Jeff Nathanson
TD Banknorth Inc.
207-761-8517

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS (Unaudited)	Historical Basis	March 1, 2005	New Basis
	March 31,	Fair Value Adjustments,	March 31,	March 31,	%	December 31,	%
(In thousands)	2005	Net of Amortization (1)	2005 (1)	2004	Change	2004	Change

Cash and due from banks	$540,812	$0	$540,812	$516,772	5%	$541,994	0%
Federal funds sold and other short-term investments	3,247	—	3,247	8,356	-61%	2,312	40%
Securities available for sale	4,656,578	(456)	4,656,122	7,235,716	-36%	6,728,523	-31%
Securities held to maturity	80,259	—	80,259	115,442	-30%	87,013	-8%

Loans and leases held for sale	558,137	—	558,137	46,970	1088%	51,693	980%
Loans and leases:
Residential real estate mortgages	3,424,898	(35,991)	3,388,907	2,647,540	28%	3,081,217	10%
Commercial real estate mortgages	6,480,825	78,634	6,559,459	5,549,406	18%	6,249,513	5%
Commercial business loans and leases	4,074,360	20,267	4,094,627	3,482,093	18%	3,928,594	4%
Consumer loans and leases	5,584,061	22,889	5,606,950	4,944,573	13%	5,333,670	5%

Total loans and leases	19,564,144	85,799	19,649,943	16,623,612	18%	18,592,994	6%
Less: Allowance for loan and lease losses	249,600	(21,435)	228,165	233,297	-2%	243,152	-6%

Loans and leases, net	19,314,544	107,234	19,421,778	16,390,315	18%	18,349,842	6%

Premises and equipment	308,109	—	308,109	260,302	18%	300,120	3%
Goodwill	1,503,642	3,033,981	4,537,623	1,127,799	302%	1,365,780	232%
Identifiable intangible assets	61,117	696,387	757,504	34,491	2096%	50,376	1404%
Bank-owned life insurance	556,265	—	556,265	493,729	13%	523,129	6%
Other assets	737,734	(22,769)	714,965	649,700	10%	687,028	4%

	$28,320,444	$3,814,377	$32,134,821	$26,879,592	20%	$28,687,810	12%

Liabilities & Shareholders’ Equity

Deposits:
Regular savings	$2,703,160	—	$2,703,160	$2,517,632	7%	$2,546,018	6%
Retail money market and NOW accounts	8,168,208	—	8,168,208	7,268,948	12%	7,907,513	3%
Retail certificates of deposit	4,709,291	44,116	4,753,407	4,592,577	4%	4,484,370	6%
Brokered deposits	80,951	—	80,951	—	NM	576	NM
Noninterest bearing deposits	4,215,574	—	4,215,574	3,578,609	18%	4,289,104	-2%

Total deposits	19,877,184	44,116	19,921,300	17,957,766	11%	19,227,581	4%

Borrowings from the Federal Home Loan Bank	2,332,825	1,271	2,334,096	1,485,014	57%	1,997,336	17%
Federal funds purchased and securities sold under repurchase agreements	2,241,277	(330)	2,240,947	3,823,452	-41%	2,952,476	-24%
Subordinated debt and senior notes	344,003	33,346	377,349	362,961	4%	346,879	9%
Other borrowings	26,802	—	26,802	60,778	-56%	382,385	-93%
Junior subordinated debentures	353,069	21,630	374,699	306,173	22%	311,629	20%
Other liabilities	209,923	301,213	511,136	231,537	121%	293,410	74%

Total liabilities	25,385,083	401,246	25,786,329	24,227,681	6%	25,511,696	1%

Shareholders’ equity	2,935,361	3,413,131	6,348,492	2,651,911	139%	3,176,114	100%

	$28,320,444	$3,814,377	$32,134,821	$26,879,592	20%	$28,687,810	12%

Certain amounts in the prior periods have been reclassified to conform to the current presentation
NM — Calculated % change is not meaningful
(1) Preliminary and subject to finalization in the event that fair value is deemed applicable to the transaction

TD Banknorth Inc. and Subsidiaries
Reconciliation Table - Non-GAAP Financial Information (Unaudited)

(In thousands, except per share data)	Three Months Ended
	3/31/2005	3/31/2004

Net income (GAAP) (1)	$42,261	$90,327
Add back merger and consolidation costs and deleveraging losses, net of tax
Merger related	23,375	1,354
Revised auto lease residual charge	—	(305)
Deleveraging	41,266	—

Excluding merger and consolidation costs and deleveraging losses	$106,902	$91,376

Diluted earnings per share (GAAP) (1)	$0.23	$0.54
Effects of merger and consolidation costs, net of tax	0.13	0.01
Effects of deleveraging losses, net of tax	0.22	—

Excluding merger and consolidation costs and deleveraging losses	$0.58	$0.55

Noninterest Income (1)	$33,194	$88,217
Net securities gains (losses)	(50,021)	3,581
Lower of Cost or Market adjustments on Residential loans moved to held for sale	(7,500)	—

Excluding securities gains (losses) & LOCOM adjustments	$90,715	$84,636

Noninterest Expense (1)	$214,835	$159,719
Merger and consolidation costs	31,191	1,614
Prepayment penalties on borrowings	6,303	—

Excluding merger and consolidation costs and prepayment penalties	177,341	158,105
Amortization of identifiable intangible assets	2,431	1,904

Excluding merger and consolidation costs, prepayment penalties, and amortization of identifiable intangible assets	$174,910	$156,201

(1)	The preceding information is based on historical cost accounting and is preliminary in nature because it has not been determined that this is the appropriate manner for TD Banknorth to account for the transaction, as noted previously. If purchase accounting is determined to be applicable to the transaction, the above information will change.